Exhibit 99.1

Lennar Appoints Donna Shalala to the Board of Directors

MIAMI, Jan. 24, 2017 /PRNewswire/ — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, announced that the Company’s Board of Directors has elected Donna Shalala to serve as a member of the Board of Directors, effective Jan. 23, 2017. Dr. Shalala served as a director of Lennar Corporation from 2001 to April 2012.

Dr. Shalala currently serves as Trustee Professor of Political Science at the University of Miami and as President of the Clinton Foundation. Dr. Shalala served as President of the University of Miami from 2001 until 2015. From 1993 until 2001, Dr. Shalala served as the United States Secretary of Health and Human Services. Dr. Shalala served as Chancellor and Professor of Political Science at the University of Wisconsin — Madison from 1987 to 1993 and as President and Professor of Political Science at Hunter College from 1980 to 1987. From 1977 to 1980, Dr. Shalala served as Assistant Secretary for Policy Development and Research of the Department of Housing and Urban Development.

“Donna is an extraordinary leader, and we are delighted to welcome her back to Lennar’s Board of Directors,” said Sid Lapidus, Lead Director of Lennar’s Board of Directors. “We believe that Donna’s experience as President of a successful university, as well as her experience as the former Secretary of the United States Department of Health and Human Services, will complement our already strong Board of Directors.”

“I am honored to be rejoining Lennar’s Board,” said Shalala. “I have always admired the Company’s innovative strategies, integrity and its commitment to the communities in which it has a presence.”

About Lennar

Lennar Corporation, founded in 1954, is one of the nation’s largest builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto segment is a vertically integrated asset management platform focused on investing throughout the commercial real estate capital structure. Lennar’s Multifamily segment is a nationwide developer of high-quality multifamily rental properties. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

CONTACT: Allison Bober, Investor Relations, Lennar Corporation, (305) 485-2038